Exhibit 99.2

PROVINCE OF MANITOBA

U.S.$1,000,000,000

1.500% Global Debentures Series HB due October 25, 2028

FISCAL AGENCY AGREEMENT

October 25, 2021

PROVINCE OF MANITOBA

FISCAL AGENCY AGREEMENT (this “Agreement”), dated as of October 25, 2021, between Province of Manitoba (the “Province” or the “Issuer”) and HSBC Bank USA, National Association (the “Fiscal Agent”), a national banking association organized under the laws of the United States of America, as registrar, fiscal agent, transfer agent and principal paying agent.

The references in this Agreement to the Fiscal Agent are references to HSBC Bank USA, N.A., and its successors and assigns, as permitted by this Agreement, in each of the agent capacities in which it is a party to this Agreement. The provisions of the foregoing sentence shall have effect in spite of any contrary provisions herein. References in this Agreement to “Agents” and, individually, to an “Agent”, shall include the Fiscal Agent in each of its agent capacities hereunder and any registrars, fiscal agents, transfer agents and paying agents from time to time appointed by the Province hereunder, if permitted by the context.

1. Underwriting Agreement. The Province has entered into an Underwriting Agreement, dated October 14, 2021 (the “Underwriting Agreement”), with BMO Capital Markets Corp., HSBC Bank plc, RBC Capital Markets, LLC, and TD Securities (USA) LLC as Representatives of the several Underwriters listed on Schedule II thereto, providing for the issue and sale by the Province of U.S.$1,000,000,000 in aggregate principal amount of 1.500% Global Debentures Series HB due October 25, 2028 (the “Debentures”).

2. Appointments and Functions of Agents.

(a) The Province hereby appoints the Fiscal Agent, at present having its principal office at 452 Fifth Avenue, New York, NY 10018 (“Principal Office”), as registrar, fiscal agent, transfer agent and principal paying agent of the Province for the Debentures, upon the terms and conditions set forth herein, and the Fiscal Agent accepts such appointments. Any successor to the Fiscal Agent as registrar, fiscal agent, transfer agent or principal paying agent is hereinafter also referred to, in any or all of such capacities, as the “Fiscal Agent”.

(b) The Province may from time to time appoint one or more additional agents (hereinafter referred to as “Additional Paying Agents”, or individually, an “Additional Paying Agent”, and, together with the Fiscal Agent, in its capacity as Principal Paying Agent, “Paying Agents”, or individually, a “Paying Agent”) for the payment, at such place or places as the Debentures may provide or as the Province may determine, of the principal of, interest on and Additional Amounts (as defined in the terms and conditions of the Debentures and as used herein), if any, on the Debentures. (Further references in this Agreement to principal and interest shall be deemed also to include any Additional Amounts.) The Province may at any time terminate the appointment of any Additional Paying Agent; provided, however, that for so long as the Debentures shall be listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, if any of the Debentures shall be issued in definitive form, the Province shall appoint and shall maintain an Additional Paying Agent in Luxembourg and, in such circumstances, the Province shall also appoint and maintain an Additional Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC, or any law or regulation implementing or complying with, or introduced in order to conform to, or to replace such Directive.

(c) The Province may from time to time appoint one or more additional agents for the processing of applications for registration of transfer or exchange of fully registered Debentures in definitive form (hereinafter referred to as “Additional Transfer Agents” or, individually, an “Additional Transfer Agent” and, together with the Fiscal Agent, in its capacity as transfer agent of the Province, the “Transfer Agents” or, individually, a “Transfer Agent”). The Province may at any time terminate the appointment of any Additional Transfer Agent; provided, however, that for so long as the Debentures shall be listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, if any of the Debentures shall be issued in definitive form, the Province shall appoint and maintain an Additional Transfer Agent in Luxembourg.

(d) The Province shall keep the Fiscal Agent informed as to the name, address, telephone and facsimile number of each Paying Agent and each Transfer Agent appointed by it and shall notify the Fiscal Agent of the resignation or termination of the appointment of each Paying Agent and each Transfer Agent. For so long as the Debentures are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, upon the appointment of an Additional Paying Agent or an Additional Transfer Agent in Luxembourg and in the event of a change in the Paying Agent or Transfer Agent in Luxembourg, notice to holders of the Debentures shall be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu and all other notices to holders of the Debentures shall be published in similar manner.

(e) The duties, responsibilities and obligations of the Fiscal Agent, each Paying Agent and each Transfer Agent appointed by the Province under this Agreement shall be limited to those expressly set forth herein and no additional duties, responsibilities, covenants, or obligations shall be inferred or implied against any of such Agents.

(f) The obligations of all Agents appointed by the Province under this Agreement are several and not joint.

(g) In acting hereunder in connection with the Debentures, all Agents shall be considered to be acting solely as agents of the Issuer and shall not by reason of their appointments as such assume any obligations towards or relationship of agency or trust for or with any of the owners of beneficial interests in the Global Bond (as hereinafter defined), any of the registered holders of the Debentures or any other third party.

3. Form and Execution of Debentures.

(a) The Debentures shall initially be issued in the form of one fully registered global certificate without coupons (such registered global certificate and any registered global certificate issued upon any transfer or exchange thereof or in replacement therefor being hereinafter referred to as the “Global Bond”). The Global Bond shall be registered in the name of Cede & Co., as nominee of Depository Trust Company (“DTC”), and shall be held by DTC or its custodian. As long as DTC, Cede & Co. or other nominee of DTC is the registered holder of the Global Bond, DTC shall be considered the sole owner and registered holder of the Debentures for all purposes of this Agreement and of the Global Bond. None of the Province or any of the Agents shall have any responsibility or liability for any aspect of the records relating to or payments made by DTC on account of beneficial interests in the Global Bond. Except as provided in Section 6 hereof, owners of beneficial interests in the Global Bond shall not be entitled to have Debentures registered in their names, shall not receive or be entitled to receive Debentures in definitive registered form and shall not be considered owners or registered holders thereof under this Agreement. The Global Bond shall be substantially in the form attached hereto as Exhibit 1.

(b) All Debentures (which term when hereinafter used shall include the Global Bond, unless inconsistent with the context), shall be executed on behalf of the Province by the signature of the Minister of Finance or of another duly authorized official of the Department of Finance, and shall be sealed with the manual or facsimile seal of the Minister of Finance. In the event that any official of the Province who shall have signed or whose facsimile signature shall appear upon any of the Debentures shall cease to hold such office before the Debentures so signed shall actually have been countersigned, registered or delivered, such Debentures nevertheless shall be countersigned, registered and delivered with the same force and effect as though such person who signed such Debentures had not ceased to be such an authorized official of the Province.

4. Countersignature. Upon receipt of Debentures duly executed and sealed on behalf of the Province, together with a written order or orders to countersign and deliver Debentures in a stated principal amount, the Fiscal Agent shall (a) countersign and register not more than the said aggregate principal amount of Debentures and deliver them in accordance with the written order or orders of the Province and (b) thereafter countersign, register and deliver Debentures in accordance with the provisions of Sections 5, 6 and 8 of this Agreement. The total amount of the Debentures to be issued and outstanding at any time, whether in the form of the Global Bond or Debentures in definitive registered form, issued in exchange for the Global Bond, shall not exceed U.S.$1,000,000,000 in aggregate principal amount, plus the aggregate principal amount of any additional Debentures issued by the Province pursuant to any supplement hereto in accordance with Section 15 of this Agreement. The Province hereby appoints any officer of the Fiscal Agent as an authorized signing officer for the purpose of countersigning the Debentures and the Fiscal Agent hereby accepts such appointment on behalf of each of its said officers so appointed.

5. Registration, Transfers and Exchanges.

(a) The Fiscal Agent, as Agent of the Province for the purpose of registration of the Debentures, (in such capacity the “registrar” of the Debentures), shall at all times keep at its Principal Office a register or registers (hereinafter the “Register” or “Registers”) for the registration and registration of transfers and exchanges of Debentures, in which shall be entered the names and addresses of the registered holders of Debentures and the principal amounts of and other particulars of the Debentures held by them. Subject to Section 6 hereof, upon surrender for registration of any transfer of any Debenture at said office, the Fiscal Agent as registrar shall countersign, register and deliver, in the name of the transferee or transferees, a new Debenture or Debentures for a like aggregate principal amount. Subject to Section 6 hereof, upon surrender of any Debenture at said office for exchange, the Fiscal Agent as registrar shall countersign, register and deliver, in exchange for such Debenture, a new Debenture or new Debentures of the appropriate authorized denomination(s) and for a like aggregate principal amount, in accordance with the provisions of the Debentures. The Province and the Fiscal Agent as registrar shall not be required to make any exchange of Debentures if as a result thereof, the Province would incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.

(b) All new Debentures countersigned and delivered by the Fiscal Agent as registrar upon registration of transfer or in exchange for Debentures of other denominations shall be dated the date of such countersignature.

(c) All Debentures presented or surrendered to the Fiscal Agent for registration of transfer, exchange or payment shall be accompanied by a written instrument or instruments of transfer in form satisfactory to the Fiscal Agent, which form shall be in accordance with prevailing transfer regulations and practices and duly executed by the registered holder or its duly authorized attorney.

(d) The Fiscal Agent and each Additional Transfer Agent shall not impose any service charge on the registered holder on any such registration of transfer or exchange of Debentures in the normal course of business; provided, however, that the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in this Agreement or in the Debentures, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.

(e) The Province, the Fiscal Agent and any Paying Agent or Transfer Agent may treat the person in whose name any Debenture is registered as the absolute owner of such Debenture for the purpose of receiving payment of principal of and interest on such Debenture, and for all other purposes whatsoever, whether or not such Debenture be overdue, and none of the Province, the Fiscal Agent, any Paying Agent or Transfer Agent shall be affected by any notice to the contrary, except as required by applicable law, and any such payment shall be a good and sufficient discharge to the Province, the Fiscal Agent and any Paying Agent or Transfer Agent for the amount so paid.

(f) The Fiscal Agent as registrar shall not be required to register any transfer or exchange of Debentures (and any Additional Transfer Agent shall not be required to accept presentment of fully registered Debentures in definitive form for registration of transfer or exchange by the Fiscal Agent) during the period from the Regular Record Date (as defined in the Debentures) to the Interest Payment Date (as defined in the Debentures). For the purposes of any interest payment made in accordance with Subsections 7(a), (b) or (c) hereof, such payments shall be made to those persons in whose names Debentures are registered on such Regular Record Date.

(g) Each Additional Transfer Agent, as agent of the Province for such purpose, shall maintain an office in its jurisdiction at which fully registered Debentures in definitive form may be presented for registration of transfer or exchange by the Fiscal Agent in accordance with this Agreement. Each Additional Transfer Agent shall promptly forward to the Fiscal Agent all such Debentures received by it, together with the written instrument or instruments of transfer referred to above.

6. Special Provisions Relating to the Global Bond.

(a) Unless the Global Bond is presented by an authorized representative of DTC to the Province, the Fiscal Agent or their respective agents for registration of transfer, exchange or payment, and any replacement of the Global Bond issued is registered in the name of a nominee of DTC as requested by such authorized representative, and any payment is made to such nominee of DTC, any transfer, pledge or other use of the Global Bond for value or otherwise shall be wrongful, since the registered holder thereof has an interest therein.

(b) Except as provided in this Subsection 6(b), Debentures will not be issued in definitive registered form. If at any time DTC notifies the Province that it is unwilling or unable to continue as depositary for the Global Bond, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, or other applicable U.S. securities legislation, or otherwise ceases to be eligible to be a depositary, the Province shall appoint a successor depositary with respect to deposit of the Global Bond. If a successor depositary for the Global Bond is not appointed by the Province as soon as reasonably practicable after the Province receives such notice or becomes aware of such ineligibility, the Province shall execute and seal Debentures in definitive registered form, and the Fiscal Agent, upon receipt thereof, shall countersign and deliver such Debentures in definitive registered form without coupons, in denominations of U.S.$5,000 and integral multiples of U.S.$1,000 in excess thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.

(c) The Province may at any time and in its sole discretion determine not to have any of the Debentures held in the form of the Global Bond. In such event, the Province shall execute and seal Debentures in definitive registered form, and the Fiscal Agent, upon receipt thereof, shall countersign and deliver such Debentures in definitive registered form without coupons, in denominations of U.S.$5,000 and integral multiples of U.S.$1,000 in excess thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.

(d) Upon the exchange of the Global Bond for Debentures in definitive registered form, the Fiscal Agent shall cancel the Global Bond and shall reduce the holdings of Cede & Co. on the Register to nil. Debentures in definitive registered form issued in exchange for the Global Bond pursuant to this Section 6 shall be registered in such names as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Fiscal Agent or the Province. The Fiscal Agent shall deliver such Debentures in definitive registered form to or as directed by the persons in whose names such definitive registered Debentures are so registered and, to the extent reasonably practicable in the circumstances, shall direct all payments to be made in respect of such Debentures in definitive registered form to the registered holders thereof on or after such exchange, regardless of whether such exchange occurred after the record date for such payment.

(e) All Debentures in definitive registered form issued upon the exchange of the Global Bond shall be valid obligations of the Province, evidencing the same debt, entitled to the same benefits and subject to the same terms and conditions (except insofar as they relate specifically to the Global Bond) as the Global Bond surrendered upon such exchange.

7. Payment.

(a) The Province shall pay to the Fiscal Agent no later than 12:00 noon, New York City time, in same-day funds, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, to an account to be specified by the Fiscal Agent, on the day on which the same shall become due (or, the next succeeding Business Day if such due date falls upon a day which is not a Business Day as defined below), all amounts to be paid on the Debentures for principal and interest on that date as required by the terms of the Debentures. The Province hereby authorizes and directs the Fiscal Agent, from the funds so paid to it, to make payment of the principal and interest in respect of the Debentures in accordance with their terms and the provisions set forth below. For the purposes of this Section 7, “Business Day” shall mean a day that is not a Saturday or a Sunday and on which, in The City of New York, banking institutions are not generally authorized or obligated by law, regulation or executive order to be closed. The obligation of the Fiscal Agent to make payments of principal and interest to holders of the Debentures through DTC, by check or otherwise, is in all cases subject to the prior receipt by the Fiscal Agent from the Province of the funds required to make such payments.

(b) Payment of principal of and interest on the Global Bond shall be made in U.S. dollars to the Fiscal Agent. The Fiscal Agent shall pay such amounts payable to Cede & Co., as nominee of DTC, in same-day funds.

(c) Payment of principal in respect of Debentures in definitive registered form issued pursuant to Subsection 6(b) of this Agreement shall be made in U.S. dollars against surrender at the office of the Fiscal Agent in The City of New York, or at the office of any Paying Agent appointed by the Province for such purpose pursuant to this Agreement and any Paying Agent Agreement with the Province. Payment of interest due prior to or on the Maturity Date shall be made by forwarding by post or otherwise delivering a check payable in U.S. dollars to the registered address of registered holders of Debentures, or, at the option of the Province, otherwise transferring funds to the registered holders of the Debentures. Such check shall be dated the due date for payment and made payable to the order of the registered holder or, in the case of joint registered holders, to the order of all such joint holders (failing instructions from them to the contrary) and shall be sent to the address of the one of such joint holders whose name stands first in the register as one of such joint holders.

(d) All monies paid to the Fiscal Agent under Subsection 7(a) of this Agreement shall be held by it in a separate account from the moment when such money is received until the time of actual payment, in trust for the registered holders of Debentures, to be applied by the Fiscal Agent to payments due on the Debentures at the time and in the manner provided for in this Agreement and the Debentures: provided that if the Fiscal Agent shall fail to duly make any such payment due on the Debentures and, as a result of such failure, the Province otherwise duly makes such payments to the registered holders of the Debentures, the Fiscal Agent shall thereupon hold such monies paid to it under Subsection 7(a) of this Agreement in trust for the Province. Any money deposited with the Fiscal Agent for the payment of the principal or interest in respect of any Debenture remaining unclaimed for two years after such principal or interest shall have become due and payable shall be repaid to the Province, without interest, and the registered holder of a Debenture may thereafter look only to the Province for any payment to which such holder may be entitled.

(e) All monies paid to any Paying Agent for the payment of principal of or interest on any Debentures shall be held by it in a separate account from the moment when such money is received until the time of actual payment, in trust for the registered holders of such Debentures, and shall be applied as set forth herein and in the Debentures.

(f) If for any reason the Fiscal Agent in its sole discretion considers that any monies to be received by it shall be, or that any monies actually received by it pursuant hereto are, insufficient to satisfy all claims with respect to all payments of principal of or interest on the Debentures as set forth herein and in the Debentures then falling due, the Fiscal Agent shall forthwith notify the Province to that effect, and until such time as the Fiscal Agent has received monies in a sufficient amount to satisfy all claims with respect to such payments, the Fiscal Agent shall not be obliged to satisfy any such claims.

(g) If the Issuer or the Fiscal Agent is, in connection with any payment in respect of the Debentures, required by applicable law to withhold or deduct any amount for or on account of any taxes, duties, assessments or governmental changes, the Issuer shall give written notice of that fact to the Fiscal Agent as soon as the Issuer becomes aware of the requirement to make such withholding or deduction, and shall give to the Fiscal Agent such information as the Fiscal Agent shall require in order to enable it to assess and comply with the requirement. Until such time, the Issuer confirms that all payments made by it or on its behalf shall be made free and clear of, and without a withholding or deduction of, any such amounts.

(h) Notwithstanding any other provisions of this Agreement, the Fiscal Agent shall be entitled to make a deduction or withholding from any payment which it is obliged to make under this Agreement with respect to the Debentures for or on account of any present or future taxes, duties, assessments or governmental changes if and to the extent so required by applicable law, in which event the Fiscal Agent shall make any such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

(i) Notwithstanding any other provisions of this Agreement, the Issuer shall indemnify the Fiscal Agent against any liability or loss (including interest and penalties) howsoever incurred, in connection with the Issuer’s obligation required by applicable law to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges.

8. Mutilated, Destroyed, Stolen or Lost Debenture Certificates.

(a) If any Debenture certificate is mutilated, defaced, destroyed, stolen or lost, application for replacement shall be made to the Fiscal Agent who shall promptly transmit such application to the Province. Such application shall be accompanied by the mutilated or defaced certificate or proof, satisfactory to the Province in its discretion, of the destruction, theft or loss of such certificate. Upon receipt by the Province of an indemnity satisfactory to it, the Province shall execute a new certificate of like tenor, and upon written instructions from the Province, the Fiscal Agent shall thereupon cancel the mutilated or defaced certificate and adjust the Register to reflect the cancellation, destruction, theft or loss of a certificate, as the case may be, and shall countersign, register and deliver such new certificate in exchange for the mutilated or defaced certificate or in substitution for the destroyed, stolen or lost certificate. Such replacement certificate shall be dated the date of the countersignature. All expenses associated with procuring any indemnity and with the preparation, countersigning and delivery of a replacement certificate shall be borne by the registered holder of the mutilated, defaced, destroyed, stolen or lost Debenture certificate.

(b) Whenever any Debenture alleged to have been lost, stolen or destroyed, for which a replacement Debenture has been issued, is presented to the Fiscal Agent or any Paying Agent for payment on the Maturity Date, or for registration of transfer or exchange, the Fiscal Agent or the Paying Agent, as the case may be, shall promptly notify the Province in respect thereof and shall deal with such Debenture only in accordance with the Province’s instructions.

9. Maturity, Redemption and Purchases.

(a) Unless previously repurchased by the Province, as provided below, the principal amount of the Debentures is due and payable on October 25, 2028 (the “Maturity Date”).

(b) The Province may, at any time, purchase Debentures in the open market, or by tender or by private contract at any price, in accordance with applicable law and may cause the Fiscal Agent to cancel any Debentures so purchased.

10. Cancellation and Destruction. All Debentures which are paid on the Maturity Date, purchased by the Province and surrendered to the Fiscal Agent for cancellation, or surrendered for registration of transfer or exchange for other certificates or for replacement, shall be canceled by the Fiscal Agent who shall register such cancellation. The Fiscal Agent shall, as soon as practicable after the date of cancellation of Debentures under this Section 10 or Subsection 8(a), or the date that the Register is adjusted to reflect the mutilation, defacement, destruction, theft or loss of a certificate pursuant to Subsection 8(a) hereof, furnish the Province with a certificate or certificates stating the serial numbers, dollar value and total number of Debentures that have been canceled. The Fiscal Agent shall dispose of all canceled Debentures in accordance with the practices adopted by the Fiscal Agent and shall furnish the Province, on a timely basis, with certificates of disposal stating the serial numbers, dollar value and total number of all Debentures disposed of thereunder; alternatively, upon the instructions of the Province, the Fiscal Agent shall return all such Debentures to the Province.

11. (a) Limit on Liability. In acting under this Agreement, the Fiscal Agent, any Paying Agent and any Transfer Agent are acting solely as agents of the Province and do not assume any obligation or relationship of agency or trust for or with any of the registered holders of the Debentures or for or with any of the owners of beneficial interests in the Global Debenture, except that all funds held by the Fiscal Agent or any Paying Agent for payment of principal or interest shall be held in trust for the registered holders of Debentures as provided in this Agreement.

(b) Rights and Liabilities of Fiscal Agent, Paying Agent and Transfer Agent. The Fiscal Agent, each Paying Agent and each Transfer Agent may conclusively rely upon, and shall be protected and shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Debenture, certificate, affidavit, instruction, notice, request, direction, order, statement, paper document, cable, facsimile or other communication from the Province which the Fiscal Agent, any Paying Agent or any Transfer Agent reasonably believes to be genuine and to have been delivered, signed or sent to such Agent by an authorized representative of the Province pursuant to, or as permitted by, any provision of this Agreement, and each such communication shall be sufficient for all purposes of this Agreement.

(c) Right of Agent to Own Debentures. The Fiscal Agent, each Paying Agent and each Transfer Agent, and their respective officers, directors and employees, may become the holder of, or acquire any interest in, any Debentures, with the same rights that it or they would have if such Agent were not the Fiscal Agent, a Paying Agent or a Transfer Agent hereunder, or they were not such officers, directors or employees, and may engage or be interested in any financial or other transaction with the Province and may act on, or as depositary, trustee or agent for, any committee or body of registered holders of Debentures or other obligations of the Province as freely as if it were not the Fiscal Agent, a Paying Agent or a Transfer Agent hereunder or they were not such officers, directors or employees.

(d) Authorized Signatories. Except as otherwise specifically provided herein or in the Debentures, any order, certificate, notice, request, direction or other communication from the Province, made or given under any provision of this Agreement, shall be sufficient if signed by an authorized signatory of the Province (an “Authorized Signatory”). From time to time the Province shall furnish the Fiscal Agent with a certificate as to the incumbency and specimen signatures of persons who are then Authorized Signatories. Until the Fiscal Agent receives a subsequent certificate from the Province, the Fiscal Agent shall be entitled to rely on the last such certificate delivered to them for purposes of determining the Authorized Signatories.

(e) No Duties in Event of Default by Province. The Fiscal Agent shall not have any duty or responsibility in case of any default by the Province in the performance of its obligations, (including, without limiting the generality of the foregoing, any duty or responsibility to accelerate all or any of the Debentures or to initiate or to attempt to initiate any proceedings at law or otherwise or to make any demand for the payment thereof upon the Province or any other person). If at any time any Fiscal Agent or any Paying Agent or Transfer Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects it in respect of its rights, duties or obligations hereunder, such Fiscal Agent or Paying Agent or Transfer Agent is authorized to comply therewith in any manner as it or legal counsel of its own choosing deems appropriate. If such Fiscal Agent or Paying Agent or Transfer Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Fiscal Agent or Paying Agent or Transfer Agent shall not be liable to any of the parties hereto or to any other person or entity, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

12. Expenses and Indemnity.

(a) In connection with the Fiscal Agent’s appointment and duties as Fiscal Agent, the Province shall pay the Fiscal Agent from time to time compensation in an amount pursuant to arrangements separately agreed upon by the Province and the Fiscal Agent. In addition, the Province shall, pursuant to arrangements also separately agreed upon by the Province and the Fiscal Agent, pay to the Fiscal Agent, upon presentation of substantiating documentation satisfactory to the Province, amounts sufficient to reimburse the Fiscal Agent for its out-of-pocket expenses (including reasonable legal fees and expenses), disbursements and advances made or reasonably incurred by it in connection with its services hereunder (including the reasonable fees, expenses and disbursements of its agents and counsel). The obligations of the Province to the Fiscal Agent pursuant to this Subsection 12(a) shall survive the resignation or removal of the Fiscal Agent and the satisfaction or termination of this Agreement and are made in connection with the Fiscal Agent’s execution and performance of this Agreement.

(b) The Province shall indemnify, defend and hold harmless the Fiscal Agent, and its officers, directors, employees, representatives and agents, from and against, and shall reimburse the Fiscal Agent for, any and all claims, expenses, actions, demands, obligations, liabilities, losses, damages, injuries (to persons, property or natural resources), penalties, stamp duties or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature, regardless of their merit, demanded, asserted or claimed against the Fiscal Agent, directly or indirectly relating to, or arising by reason of the Fiscal Agent’s appointment, duties, responsibilities and obligations pursuant to this Agreement, including, without limitation, all reasonable costs required to be associated with claims for damages to persons, property or natural resources, together with reasonable consultants’ fees and expenses and court costs, except to the extent caused by, arising out of or relating to any negligent act or omission, bad faith or wilful misconduct of the Fiscal Agent or any of its directors, officers, employees or agents. In addition, the Province shall, pursuant to arrangements also separately agreed upon by the Province and the Fiscal Agent, pay to the Fiscal Agent, upon presentation of substantiating documentation satisfactory to the Province, amounts sufficient to reimburse the Fiscal Agent for its out-of-pocket expenses (including reasonable legal fees and expenses), disbursements and advances made or reasonably incurred by it in connection with its services hereunder (including the reasonable fees, expenses and disbursements of its agents and counsel). The indemnity set out in this Subsection 12(b) shall survive the resignation or removal of the Fiscal Agent and the satisfaction or termination of this Agreement and is made in connection with the Fiscal Agent’s execution and performance of this Agreement.

(c) The Fiscal Agent shall indemnify and hold harmless the Province from and against all claims, actions, demands, damages, costs, losses, liabilities, obligations, injuries (to persons, property or natural resources), penalties, stamp or other similar taxes, actions, judgments, reasonable costs and expenses (including reasonable attorney’s and consultants fees and expenses and court costs) of whatsoever kind or nature, demanded, asserted or otherwise claimed against the Province and arising out of the Fiscal Agent’s gross negligence or wilful misconduct relating to its obligations under this Agreement, except to the extent caused by any negligent act or omission, bad faith or wilful misconduct of the Province, or any of its officers, employees or agents.

(d) Each party indemnified pursuant to this Section 12 (an “Indemnified Party”) shall give prompt notice to each party indemnifying another party pursuant hereto (an “Indemnifying Party”) of any action commenced against it in respect of which indemnity may be sought under this Agreement; provided that failure to so notify any Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have otherwise than on account of this indemnity. An Indemnifying Party may participate at its own expense in the defense of such action. If it so elects within a reasonable time after receipt of such notice, an Indemnifying Party may assume the defense of such action with legal advisors chosen by it and approved by the Indemnified Party defendant in such action, unless such Indemnified Party reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to such Indemnified Party, but an Indemnifying Party may not settle any action commenced against an Indemnified Party without the written consent of the Indemnified Party. In order to be entitled to an indemnity with respect to a claim hereunder, an Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to such pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnifying Party is an actual or potential party to such claim or action). If an Indemnifying Party assumes the defense of any such action, the Indemnified Party shall not be liable for any fees or expenses of the legal advisors of the Indemnified Party incurred thereafter in connection with such action. Unless otherwise agreed, in no event shall the Indemnifying Party be liable for the fees and expenses of more than one legal advisor for the Indemnified Party in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances.

13. (a) Successor Fiscal Agent. The Province agrees that there shall at all times be a fiscal agent hereunder in respect of the Debentures and that the fiscal agent shall be a bank or trust company, organized and doing business under the laws of the State of New York or the federal laws of the United States applicable therein, in good standing and having a place of business in The City of New York, and authorized under such laws to exercise corporate trust powers; provided, however, that the Province may choose to act at any time as its own registrar, fiscal agent, transfer agent or principal paying agent upon reasonable notice to the Fiscal Agent. The Fiscal Agent shall not transfer or assign this Agreement or any interest or obligation herein without the Province’s prior written consent. Any corporation into which the Fiscal Agent in its individual capacity may be amalgamated, merged or converted, or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Fiscal Agent shall sell or otherwise transfer all or substantially all of the corporate trust business of the Fiscal Agent, provided that it shall be qualified as aforesaid, shall be the successor Fiscal Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, but subject to prior notice to and the prior written consent of the Province.

(b) Resignation or Removal of Fiscal Agent and Paying Agent. The Fiscal Agent may at any time resign and be discharged from its duties hereunder by giving written notice to the Province of its resignation, specifying the date on which its resignation shall become effective (which shall not be less than 45 calendar days after the date on which such notice is given, unless the Province shall agree to a shorter period); provided that no such notice shall expire less than 30 days before or 30 days after the due date for any payment of principal or interest in respect of the Debentures. The Province may at any time remove the Fiscal Agent and discharge it from its duties hereunder by giving 30 calendar days prior written notice to the Fiscal Agent, specifying the date on which such removal shall become effective. Such resignation or removal shall only take effect upon the appointment by the Province of a successor Fiscal Agent and upon the acceptance of such appointment by such successor Fiscal Agent. Any Paying Agent may resign or may be removed at any time upon like notice, and the Province in any such case may appoint in substitution therefor a new Paying Agent or Paying Agents. If no successor Fiscal Agent or new Paying Agent is appointed by the day falling 30 calendar days before the date specified for resignation or removal as aforesaid, then the Fiscal Agent or Paying Agent (as the case may be) shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor Fiscal Agent or new Paying Agent, and (or) for other appropriate relief. The costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Fiscal Agent or any Paying Agent in connection with such proceeding shall be paid by the Province.

(c) Bankruptcy or Insolvency of Fiscal Agent. The appointment of the Fiscal Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time the Fiscal Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature, or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Fiscal Agent, or if a liquidator or receiver of the Fiscal Agent or of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Fiscal Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation.

(d) Appointment of Successor. Prior to the effective date of any resignation or removal of the Fiscal Agent, or if the Fiscal Agent shall become unable to act as such or shall cease to be qualified as aforesaid to act as such, the Province shall appoint a successor Fiscal Agent, qualified as aforesaid. Upon the appointment of a successor Fiscal Agent and its acceptance of such appointment, the retiring Fiscal Agent shall, at the direction of the Province and upon payment of its compensation and expenses then unpaid, deliver and pay over to its successor any and all securities, money and any other properties then in its possession as Fiscal Agent and shall thereupon cease to act hereunder.

(e) Payment of Certain Fiscal Agent’s Fees Upon Termination. If the Fiscal Agent resigns or is removed pursuant to Subsection 13(b) of this Agreement or ceases to act as the Province’s fiscal agent in respect of the Debentures pursuant to Subsection 13(c) of this Agreement, the Fiscal Agent shall only be entitled to annual fees otherwise payable to it under this Agreement on a pro rata basis for that period since the most recent anniversary of this Agreement during which the Fiscal Agent has acted as fiscal agent hereunder. In the event that the Fiscal Agent ceases to act as the Province’s fiscal agent in respect of the Debentures for any other reason, the Fiscal Agent shall be entitled to receive the full amount of the annual fees payable to it in respect of the Debentures pursuant to Section 12 of this Agreement.

14. Meetings of Holders of Debentures.

(a) The Fiscal Agent shall convene a meeting of the registered holders of the Debentures for any lawful purpose affecting their interests upon receipt of a written request of the Province or a written request signed in one or more counterparts by the registered holders of not less than 10% of the principal amount of the Debentures then outstanding, and upon being indemnified to its reasonable satisfaction by the Province or the registered holders of Debentures signing such request, as the case may be, against the costs which may be incurred in connection with the calling and holding of such meeting. If the Fiscal Agent fails to give notice convening such meeting within 30 days after receipt of such request, and indemnity, the Province or such registered holders of Debentures, as the case may be, may convene such meeting. Every such meeting shall be held in The City of New York, or such other place as may be approved or determined by the Province and acceptable to the Fiscal Agent.

(b) At least 21 days’ notice of any meeting shall be given to the registered holders of the Debentures in the manner provided pursuant to the terms and conditions of the Debentures, and a copy thereof shall be sent by post to the Fiscal Agent (unless the meeting has been called by the Fiscal Agent), and to the Province. Such notice shall state the time, place and purpose of the meeting and the general nature of the business to be transacted thereat, and shall include a statement to the effect that, prior to 48 hours before the time fixed for the meeting, those persons recorded in the Register shall be entitled to obtain voting certificates for the Debentures registered in their respective names and appointing proxies (subject to such procedures and requirements as the Province and the Fiscal Agent may prescribe), but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.

(c) A registered holder of Debentures may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the registered holders of Debentures or any adjournment of such meeting, and such proxy shall have all rights of the registered holder of Debentures in respect of such meeting. All written notices to DTC of meetings shall contain a requirement that the registered holders of Debentures must notify clearing system participants and, if known, beneficial owners of Debentures of the meeting in accordance with procedures established from time to time by such clearing systems. The registered holders of Debentures shall seek voting instructions on the matters to be raised at such meeting from the clearing system participants or, if known, from the beneficial owners of Debentures.

(d) Some person, who need not be a registered holder of Debentures, nominated in writing by the Province shall be chairman of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the registered holders of the Debentures present in person or by proxy shall choose some person present to be chairman, and, failing such choice, the Province may appoint a chairman.

(e) At a meeting of registered holders of Debentures, a quorum shall consist of one or more registered holders of Debentures present in person or by proxy who represent at least a majority in principal amount of the Debentures at the time outstanding. If a quorum of the registered holders of Debentures shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of registered holders of Debentures, shall be dissolved, but if otherwise convened the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place, in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chairman appoints some other place in The City of New York, or some other day or time of which not less than 7 days’ notice shall be given in the manner provided above. At the adjourned meeting, one or more registered holders of Debentures present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened, notwithstanding that they may not represent at least a majority in principal amount of the Debentures then outstanding.

(f) The chairman of any meeting at which a quorum of the registered holders of Debentures is present may, with the consent of the registered holder(s) or a majority of principal amount of the Debentures represented thereat, adjourn any such meeting, and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

(g) Every motion or question submitted to a meeting shall be decided by Extraordinary Resolution (as defined below) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chairman or demanded by a show of hands by one or more registered holders of Debentures acting in person or by proxy and holding at least 2% in principal amount of the Debentures then outstanding, a poll shall be taken in such manner as the chairman shall direct.

(h) On a poll, each registered holder of Debentures present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each U.S.$1,000 principal amount of Debentures of which the person shall then be the registered holder. A proxy need not be a registered holder of Debentures. In the case of Debentures held jointly, any one of the joint registered holders present in person or by proxy may vote in the absence of the other or others; but in case more than one of them be present or by proxy, only one of them may vote in respect of each U.S.$1,000 principal amount of Debentures of which they are joint registered holders.

(i) The Province and the Fiscal Agent, by their authorized representatives, officers and directors, and the financial and legal advisors of the Province and the Fiscal Agent, may attend any meeting of the registered holders of Debentures, but shall have no vote as such.

(j) Except as set forth in Section 18 hereof, the registered holders of the Debentures may consent by Extraordinary Resolution (as defined below) to any modification or amendment proposed by the Province to this Agreement and the Debentures. An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Debentures, whether present or not; provided, however, that no such modification or amendment to this Agreement or to the terms and conditions of the Debentures shall, without the consent of the registered holder of each such Debenture affected thereby: (a) change the Maturity Date of any Debenture or change any Interest Payment Date; (b) reduce the principal amount of any such Debenture or change the Interest Rate; (c) change the currency of payment of any such Debenture; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to such Debenture; or (e) reduce the percentage of the principal amount of Debentures necessary for the taking of any action, including modification or amendment of this Agreement or the terms and conditions of the Debentures, or reduce the quorum required at any meeting of registered holders of Debentures. The term “Extraordinary Resolution” is defined as a resolution passed at a meeting of registered holders of Debentures held in accordance with the provisions of this Agreement and the Debentures by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of Debentures represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding Debentures.

(k) Minutes of all resolutions and proceedings at every meeting of registered holders of Debentures held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Fiscal Agent at the expense of the Province, and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings taken, or by the chairman of the next succeeding meeting of the registered holders of Debentures, shall be prima facie evidence of the matters therein stated, and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken thereat to have been duly passed and taken.

(l) Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of registered holders of Debentures shall be binding upon all the registered holders of Debentures, whether present at or absent from such meeting, and every instrument in writing signed by registered holders of Debentures in accordance with Subsection 14(j) shall be binding upon all the registered holders of Debentures (whether or not a signatory). Subject to the provisions for its indemnity herein contained, the Fiscal Agent shall be bound to give effect accordingly to every such Extraordinary Resolution.

(m) The Province may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:

(i)

for the deposit of instruments appointing proxies at such place as the Fiscal Agent, the Province or the registered holders of Debentures convening a meeting, as the case may be, may in the notice convening such meeting direct; and

(ii)

for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, cabled or sent by any other means of recorded communication before the meeting to Province or to the Fiscal Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

Any regulations so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of registered holders of Debentures shall be the registered holders thereof or their duly appointed proxies.

15. Further Issues. The Province may from time to time, without notice to or the consent of the registered holders of Debentures, create and issue further Debentures ranking pari passu with the Debentures in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Debentures or except for the first payment of interest following the issue date of such further Debentures) and so that such further Debentures shall be consolidated and form a single series with the Debentures and shall have the same terms as to status, redemption or otherwise as the Debentures. Any further Debentures shall be issued with the benefit of an agreement supplemental to this Agreement.

16. Reports. The Fiscal Agent shall furnish to the Province such reports as may be reasonably required by the Province relative to the Fiscal Agent’s performance under this Agreement. The Province may, whenever it deems it necessary and upon reasonable notice to the Fiscal Agent, inspect books and records maintained by the Fiscal Agent pursuant to this Agreement.

17. Forwarding of Notice. If the Fiscal Agent shall receive any notice or demand addressed to the Province pursuant to the provisions of the Debentures, the Fiscal Agent shall promptly forward such notice or demand to the Province.

18. Amendments. This Agreement and the Debentures may be amended or supplemented by the parties hereto, without notice to or the consent of the registered holder of any Debenture, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or in the Debentures, or effecting the issue of further Debentures as described under Section 15 of this Agreement, or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province shall not adversely affect the interests of the beneficial owners of the Debentures as set forth in a certificate of the Minister of Finance or the Deputy Minister of Finance, the Assistant Deputy Minister of Finance — Treasury Division or Director of Capital Finance delivered to the Fiscal Agent. For so long as the Debentures shall be listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, notice of any such amendment or supplement shall be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

19. Notices.

(a) Any communications from the Province to the Fiscal Agent with respect to this Agreement shall be in English and addressed to 452 Fifth Avenue, New York, NY 10018, Facsimile: (212) 525-1300, and any communications from the Fiscal Agent to the Province with respect to this Agreement shall be addressed to the Department of Finance — Treasury Division, 350-363 Broadway Avenue, Winnipeg, Manitoba Canada R3C 3N9 (or such other address as shall be specified in writing by the Fiscal Agent or by the Province, as the case may be) and shall be delivered in person or sent by first class prepaid post or by facsimile transmission subject, in the case of facsimile transmission, to confirmation by telephone to the foregoing addresses. Such notice shall take effect when received.

(b) All notices to the registered holders of Debentures shall be published in English in The Wall Street Journal in New York, U.S.A. If at any time publication in any such newspaper is not practicable, notices shall be valid if published in an English language newspaper with general circulation in the respective market regions as the Province, with the approval of the Fiscal Agent, shall determine. For so long as the Debentures shall be listed on the Euro MTF market of the Luxembourg Stock Exchange, and the rules of such Stock Exchange shall so require, such notices shall also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. Written notice shall also be given to DTC, provided at the time of such notice the Debentures are represented by the Global Bond.

20. Governing Law, Courts and Service of Process. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, without reference to the principles of conflict of laws. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party hereto further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder.

21. Consultation with Advisors. The Fiscal Agent may consult with legal and other professional advisors of its own choosing, at the reasonable expense of the Issuer, as to any matter relating to this Agreement, and the Fiscal Agent shall not incur any liability in acting reasonably and in good faith in accordance with any advice from such counsel.

22. Use of Own Funds. The Fiscal Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, responsibilities or obligations hereunder or in the exercise of any of its rights or powers.

23. Ownership of Debentures. Any of the Fiscal Agents, its officers, directors and employees, may become the owner or, or acquire any interest in, any Debentures, with the same rights that it, he or she would have if the Fiscal Agent were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Issuer and may act on, or as depositary, trustee or agent for, any committee or body of holders of Debentures or in connection with any other obligations of the Issuer, as freely as if the Fiscal Agent were not appointed hereunder.

24. Stamp Duties. The Issuer agrees to pay any and all stamp and other documentary taxes or duties (including any interest and penalties thereof or in connection therewith) which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Fiscal Agent.

25. Acts of God. The Fiscal Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of the Fiscal Agent including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

26. Limitations of Liability. In no event shall the Fiscal Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit, goodwill, reputation, business opportunity or anticipated saving), even if it has been advised as to the likelihood of such loss or damage and regardless of the form of action.

27. Discretionary Compliance Actions. The Fiscal Agent shall be entitled to take any action or to refuse to take any action which the Fiscal Agent regards as reasonably necessary for it to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

28. Headings. The headings for the Sections and Subsections of this Agreement are for convenience only and are not part of this Agreement.

29. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

30. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

PROVINCE OF MANITOBA

By:	/s/ Don Delisle
Name: Don Delisle
Title: Assistant Deputy Minister, Treasury Division

ISSUER

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Efren Almazan
Name: Efren Almazan
Title: Vice President

FISCAL AGENT